UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009
SYKES ENTERPRISES, INCORPORATED

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.
     On March 30, 2009, the Company entered into a new Credit Agreement with KeyBank National Association and Bank of America, N.A. The Credit Agreement replaces the Company’s prior Credit Agreement, dated March 15, 2004, among the Company, KeyBank National Association and BNP Paribas.
     The new Credit Agreement provides the Company with a $50 million revolving credit facility, which amount is subject to certain borrowing limitations, and includes certain customary financial and restrictive covenants. Pursuant to the terms of the Credit Agreement, the amount of $50.0 million may be increased up to a maximum of $100.0 million with the prior written consent of the lenders. The $50.0 million credit facility includes a $40.0 million multi-currency subfacility, a $10.0 million swingline subfacility and a $5.0 million letter of credit subfacility. The credit facility will terminate on March 29, 2012.
     Under the credit facility, the Company may obtain base rate loans (which include all loans under the swingline subfacility), eurodollar loans and alternate currency loans.
     Base rate loans are loans denominated in U.S. dollars which bear interest at an annual rate equal to the base rate (defined as the highest of (a) KeyBank’s prime rate, (b) the Federal Funds Effective Rate plus 0.5%, and (c) the overnight LIBOR rate plus 1.0%) plus an applicable margin of between 1.75% and 2.50%, depending upon the Company’s leverage ratio.
     Eurodollar loans are loans denominated in U.S. dollars which bear interest at an annual rate equal to a rate equal to the eurodollar rate plus an applicable margin of between 2.75% and 3.50%, depending upon the Company’s leverage ratio. The Eurodollar rate is a rate equal to the quotient obtained by dividing (a) the rate of interest in the London interbank market for U.S. dollar deposits with a maturity comparable to the interest period selected by the Company for the loan by (b) 1.00 minus the reserve percentage. The reserve percentage is the percentage prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of eurocurrency liabilities.
     Alternate currency loans are loans denominated in currencies other than U.S. dollars which bear interest at an annual rate equal to the alternate currency rate applicable to the relevant alternate currency plus an applicable margin of between 2.75% and 3.50%, depending upon the Company’s leverage ratio. The alternate currency rate is a rate equal to the quotient obtained by dividing (a) the rate of interest in the London interbank market for deposits in the relevant alternate currency with a maturity comparable to the interest period selected by the Company for the loan by (b) 1.00 minus the reserve percentage.
     The credit facility may be used for general corporate purposes including acquisitions, share repurchases, working capital support, and letters of credit, subject to certain limitations, and repayment of borrowings under the credit facility are guaranteed by the Company’s active

United States subsidiaries, with such guarantees being secured by a pledge of 65% of the stock of each of the active direct foreign subsidiaries of such United States subsidiaries. A commitment fee of between .50% and 0.65% is charged on the unused portion of the credit facility on a quarterly basis, based upon the Company’s leverage ratio.
     The Company has no immediate plans to borrow any funds under the credit facility.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Credit Agreement, dated March 30, 2009, among the Company, KeyBank National Association and Bank of America, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: April 1, 2009

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